Exhibit 99.1

CBD Media LLC Reports Third Quarter 2004 Financial Results

CINCINNATI, OH – November 11, 2004 – CBD Media LLC (“CBD,” the “Company”) today reported results for its third quarter ended September 30, 2004.

Net revenue in the quarter was $21.7 million, up 1% from $21.6 million in 3Q03, and EBITDA was $11.4 million, the same as 3Q03. Third quarter was the first full quarter reporting the new revenue billing associated with the June 2004 directories and the 2004 White Pages. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements.

Cash flow provided by operating activities was $15.1 million for the quarter ended September 30, 2004 versus cash flow provided by operating activities of $18.2 million for the quarter ended September 30, 2003. Cash decreased in the quarter by $2.0 million versus a $0.6 million decrease in the same quarter last year. At quarter’s end, CBD’s cash balance was $14.1 million with outstanding debt of $280.0 million.

On October 26, 2004, CBD’s parent, CBD Media Holdings LLC, completed an offering of $100.0 million of 9 1/4% Senior Notes due 2012, pursuant to a Purchase Agreement, dated October 21, 2004 between the CBD Media Holdings, its parent, CBD Holdings Finance, Inc., Lehman Brothers Inc., Banc of America Securities LLC and Goldman, Sachs & Co. In connection with the offering, CBD increased the term loan borrowings under its senior credit facility by $23.0 million. CBD distributed approximately $7.0 million of cash on hand and $23.0 million of net proceeds of the increased term loan borrowings to CBD Media Holdings, which, in turn, distributed such funds, along with the net proceeds of the senior notes offering of approximately $97.0 million, to its equityholders.

THIRD QUARTER – OPERATING RESULTS

Net revenue increased $0.1 million, or 1%, to $21.7 million. Results for the quarter included the first full quarterly revenue recognition of the June 2004 directories, including the Greater Cincinnati edition. General and Administrative costs increased $.5 million for the quarter at $2.2 million, primarily relating to costs incurred examining alternative capital structure. In addition, there were decreases in cost of revenue of $0.4 million. Capital expenditures were $39,000 for the quarter.

THIRD QUARTER – UNAUDITED SELECTED FINANCIAL INFORMATION

Unaudited selected financial information for the three months ended September 30, 2004 and 2003, and the nine months ended September 30, 2004, and 2003.

	Three Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2004	Three Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2003
	(Dollars in thousands)
Statement of Operations Data:
Net revenue	$21,746	$66,354	$21,629	$64,646
Cost of revenue	8,123	25,069	8,546	24,303
General and administrative expense	2,176	5,405	1,687	2,811
Depreciation and amortization	6,449	19,348	6,631	19,893

Total operating expenses	16,748	49,822	16,864	47,007

Operating income	4,998	16,532	4,765	17,639
Interest expense, net	4,723	14,740	5,439	20,359

Net income (loss)	$275	$1,792	$(674)	$(2,720)

Other Financial Data:
EBITDA(1)	$11,447	$35,880	$11,396	$37,532
Capital expenditures	39	39	36	48
Cash flows provided by (used for):
Operating activities	15,071	21,558	18,164	22,629
Investing activities	(39)	(39)	(36)	(48)
Financing activities	(17,000)	(29,923)	(18,690)	(39,098)

Balance Sheet Data (at period end):
Cash and cash equivalents		$14,062		$16,696
Total assets		315,621		345,028
Total debt		280,000		308,600
Total member’s capital		16,626		15,583

(1)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles. EBITDA is included to provide additional information with respect to your ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is used as a measure of operations and our ability to meet our debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Management believes the most directly comparable measure to EBITDA calculated in accordance with generally accepted accounting principles is operating cash flow as presented in the statement of cash flows. The calculation of EBITDA is set forth below:

	Three Months Ended Sept 30, 2004	Nine Months Ended Sept 30, 2004	Three Months Ended Sept 30, 2003	Nine Months Ended Sept 30, 2003
	(Dollars in thousands)
Cash flows provided by (used in) operating activities	$15,071	$21,558	$18,164	$22,629
plus:
Cash paid for interest	1,303	11,987	44	11,407
Changes in working capital accounts	(4,927)	2,335	(6,812)	3,496

EBITDA	$11,447	$35,880	$11,396	$37,532

ABOUT CBD MEDIA LLC

CBD Media LLC is the twelfth largest directory publisher in the United States based on 2003 revenues. The Company is the exclusive directory publisher for Cincinnati Bell branded yellow pages in the Cincinnati-Hamilton metropolitan area, which is the 23rd largest metropolitan area in the country. CBD Media was created on March 8, 2002, as the result of the purchase of fourteen yellow page directories for $343.4 million, by Spectrum Equity Investors, a private equity firm, from Broadwing, now renamed Cincinnati Bell.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, include, but are not limited to: national and local economic and business conditions that affect advertising expenditures by businesses and individuals as well as consumer trends in the usage of our principal product; our ability to maintain relationships with third-party service providers; the effect of competition in local telephone service on Cincinnati Bell Telephone and our relationships with that company; changes in taxes and government regulations that influence local phone service; our degree of leverage, which may affect our ability to obtain financing in the future; the reduction in our operating flexibility resulting from restrictive covenants in our debt agreements, including the risk of default that could occur; the effects of tax legislative action; the effect of any rating agency downgrades on the cost and availability of new debt financings; our relationship with our principal stockholders; and other risk factors discussed in our Registration Statement on Form S-4 (Registration No. 333-107783) and in other reports and documents we file with the Securities and Exchange Commission, or the Commission. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 11, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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